CHILDREN'S PROTECTION RIDER

                              LEVEL TERM INSURANCE

CONSIDERATION

This rider is issued in consideration of the application and the payment of its cost of insurance. A copy of the application is attached to the policy. The cost of insurance for this rider is deducted from the accumulation value at the same time and in the same manner as the cost of insurance for this policy.

DEFINITIONS

COST OF INSURANCE: The cost of insurance for this rider is shown on the schedule page.

DEPENDENT CHILD: A dependent child is a child born of a marriage, a stepchild, a legally adopted child of the Insured or any child for which the Insured is legally responsible. To qualify as a dependent child, the child must be at least 15 days of age and have not yet reached the rider anniversary nearest his or her 25th birthday. The child must either:

1. Be named in the application and the date of such application must be before the child's 18th birthday; or

2. Qualify as a dependent child after the date of the application but before the child's 18th birthday.

EFFECTIVE DATE: The effective date of coverage under this rider shall be as follows:

1. The policy date shall be the effective date for all coverage provided in the original application.

2. For any rider issued after the policy date, the effective date shall be the date shown on a supplement to the schedule page.

3. For any insurance that has been reinstated, the effective date shall be the monthly activity date that falls on or next follows the date we approve the reinstatement.

EXPIRATION DATE: The date is also shown on the schedule page. It is the date on which this rider is no longer effective.

RIDER BENEFICIARY: Unless otherwise provided, the owner will be the rider beneficiary. If the owner is not living, then the beneficiary will be the owner's spouse. If the spouse becomes the beneficiary and then dies, the beneficiary will be the estate of the spouse. If there is no spouse when the owner dies, the beneficiary will be the estate of the owner.

RIDER OWNER: The owner of the policy is the owner of this rider unless otherwise provided. If the owner dies, the owner's spouse will become the owner. If the spouse becomes the owner, and then dies, ownership will pass to the spouse's estate. If there is no spouse at the owner's death, then ownership will pass to the owner's estate.

RIDER SPECIFIED AMOUNT OF INSURANCE: The rider specified amount of insurance is the insurance payable under this rider. The amount is shown on the schedule page.

BENEFITS

We agree to pay the rider specified amount of insurance if a dependent child dies while the policy and this rider are in force. The rider beneficiary will receive the proceeds. Satisfactory proof of death of the dependent child is required.

GENERAL PROVISIONS

INCONTESTABILITY: While the Insured and any dependent children covered are alive, the validity of this rider cannot be contested after it has been in force for a period of 2 years from the effective date of the rider or from the date of reinstatement.

REINSTATEMENT: This rider may be reinstated with the policy if no more than 3 years have passed since the beginning of the grace period. Reinstatement must occur before the expiration date of this rider. The requirements for reinstatement are:

1. Receipt by us of satisfactory evidence of insurability of the Insured and of each dependent child for whom coverage is being reinstated.

2. Payment of the minimum cost of insurance sufficient to keep the rider in force for 3 months.

DEATH OF THE INSURED: On the death of the Insured, the insurance under this rider becomes paid-up term insurance. It will expire for each dependent child on the earliest of the expiration date of this rider or the rider anniversary nearest the child's 25th birthday.

The paid-up insurance may be surrendered for any or all of the dependent children. It may be surrendered for its cash value which is the present value of future guaranteed benefits. If surrender is within 30 days after a rider anniversary, the cash value will not be less than the value on that anni-versary. The amounts will be furnished by the company on request.

SUICIDE PROVISION: If any dependent child covered under this rider commits suicide while sane or insane or takes his or her own life while insane within 2 years of the effective date of this rider or any reinstatement of this rider, the total liability shall be the cost of insurance for such child.

Payment under this provision will not affect the coverage of any other dependent child under this rider. The cost of insurance for this rider will not be increased.

If the Insured commits suicide while sane or insane or takes his or her own life while insane, this rider will become paid-up for each covered dependent child as provided in "Death of the Insured".

TERMINATION OF RIDER: This rider will automatically terminate for all dependent children on the earliest of these conditions:

1.     The expiration date of this rider,

2. The monthly activity date on or next following the date we receive your written request.

3.     The surrender of this rider to us,

4.     Termination of this policy; or

5.     The policy maturity date.

Coverage under this rider will terminate for each dependent child on the earliest of these conditions:

1.     The rider anniversary nearest the dependent child's 25th birthday.

2.     On conversion of this coverage.  See "Conversion".

CONVERSION

While the policy and this rider are in full force, this rider may be converted (exchanged) for a different policy. Evidence of insurability will not be required.

Conversion can be made to a permanent nonpension policy subject to the following rules:

1. No riders may be added to the new policy without satisfactory evidence of insurability.

2. Application must be made and the first premium for the new policy paid to us before this rider terminates for the dependent child on whom coverage is being converted.

3. The dependent child on whom coverage is being converted must be alive on the policy date of the new policy (the date of conversion).

4.     The policy date of the new policy will be the date of conversion.

5. The new policy must be subject to our then current rules as to the amount and the kind of policy issued and premiums charged.

Coverage under this rider for each dependent child may be converted at any time:

       a.    on or before the expiration date of this rider; or

       b. the rider anniversary nearest the child's 25th birthday, whichever occurs first.

The amount of the new policy will depend on when this rider is converted.

If coverage under this rider is converted before the termination of the rider for a dependent child, the new policy will be for a face amount of insurance not greater than the rider face amount of insurance. If coverage is converted at the time of termination, the new policy will be for a face amount of insurance not greater than 5 times the rider face amount of insurance.

NONPARTICIPATING: This rider is nonparticipating.

COST OF INSURANCE DEDUCTIONS AFTER RIDER TERMINATION DATE: We will not be liable for the cost of insurance payments paid on this rider after it terminates except to return them.

INCORPORATION OF POLICY PROVISIONS INTO RIDER: The provisions of the policy are hereby referred to and made a part of this rider unless otherwise specified in this rider.

                                       AMERITAS VARIABLE LIFE INSURANCE COMPANY






/s/ NORMAN M. KRIVOSHA                          /s/ KENNETH C. LOUIS

        Secretary                                      President



CPR45

                            ACCIDENTAL DEATH BENEFIT

CONSIDERATION

This rider is issued in consideration of the application and the payment of its cost of insurance. A copy of the application is attached to the policy. The cost of insurance for this rider is deducted from the accumulation value at the same time and in the same manner as the cost of insurance for the policy.

DEFINITIONS

ACCIDENTAL DEATH:  Accidental death as covered by this rider means death which:

1. results directly from accidental bodily injuries incurred before this rider terminates, and independently of all other causes, and

2.   Occurs within 91 days after such injuries were sustained.

COUNTRY: Means any government or any coalition of countries or governments through an international organization or otherwise.

EFFECTIVE DATE: The effective date of coverage under this rider shall be as follows:

1. The policy date shall be the effective date for all coverage provided in the original application.

2. For any rider issued after the policy date, the effective date shall be the date shown on a supplement to the policy schedule pages.

3. For any insurance that has been reinstated, the effective date shall be the monthly anniversary date that falls on or next follows the date we approve the reinstatement.

EXPIRATION DATE: This date is shown on the schedule page. It is the date on which this rider is no longer effective.

MILITARY SERVICE:  Means service in the armed forces of any country.

PARTICIPATING OR ENGAGING: Means promoting, inciting, conspiring to promote or incite, aiding, abetting, and all forms of taking part. It will not include actions taken in defense of public or private property, or actions taken in defense of the person of the Insured, if such actions of defense are not taken against persons seeking to maintain or restore law and order including but not limited to police officers and firemen.

RIDER SPECIFIED AMOUNT OF INSURANCE: This is shown on the schedule page. It is the amount of the proceeds payable if this rider is in force on the date of the Insured's accidental death.

RIOT: Includes all forms of public violence, disorder, or disturbance of the public peace, by three or more persons assembled together, whether or not acting with a common intent and whether or not damage to person or property or unlawful act or acts is the intent or consequence of such disorder.

WAR: Means declared or undeclared war or conflict between the armed forces of countries.

BENEFITS

If the Insured dies of an accidental death while the policy and this rider are in force, we will pay the rider specified amount of insurance to the beneficiary. Satisfactory proof of the accidental death is required. The amount will be paid with the death benefit of the basic policy.

GENERAL PROVISIONS

INCONTESTABILITY: While the Insured is alive, the validity of this rider cannot be contested after it has been in force for a period of 2 years from the effective date of this rider, or from the date of reinstatement.

REINSTATEMENT: Coverage under this rider may be reinstated with the policy if no more than 3 years have passed since the beginning of the policy grace period. Reinstatement must occur before the expiration date of this rider. The requirements for reinstatement are:

1.   Receipt by us of satisfactory evidence of insurability.

2. Payment of the minimum cost of insurance sufficient to keep the rider in force for 3 months.

EXCLUSIONS: No rider proceeds will be payable if the Insured's death results directly or indirectly from any of these causes:

1. Insurrection or war or any act attributable to war, whether or not the Insured is in military service.

2.   Injury   sustained   outside  the  states  of  the  United  states  or  its
     territories, the District of Columbia, and Canada while the Insured is in military service for any country at war.

3.   Participating or engaging in a riot.

4. An act of suicide while sane or insane or the taking of one's own life while insane.

5. Bodily or mental infirmity, disease of any kind or medical or surgical treatment thereof.

6.   Committing or attempting to commit an assault or felony.

7.   Voluntary :

     a. Asphyxiation from inhalation of gas, whether conscious or unconscious, except in the course of the Insured's job; or

     b. Taking of any poison (except for food poisoning), hallucinogen, drug or sedative unless taken on the advice of a physician.

8.   Operating  or  riding  in  or  descending  from any kind of aircraft if the
     Insured:

     a.  Is a pilot, officer  or  member  of  the crew of such aircraft; or
     b.  Is giving or receiving any kind of training or instruction; or
     c.  Has any duties aboard such aircraft; or
     d. Is being flown for the purpose of descent from such aircraft while in flight.

RIGHT OF AUTOPSY: Where it is not forbidden by law, we will have the right to require an autopsy.

TERMINATION OF RIDER: This rider will automatically terminate on the earliest of these conditions:

1.   The policy anniversary nearest the Insured's 70th birthday.

2.   When the policy matures or expires, whichever occurs first.

3. On the monthly activity date on or next following the date we receive your written request.

4.   The surrender of this rider to us.

5.   The expiration date of this rider.

NONPARTICIPATING:  This rider is nonparticipating.

COST OF INSURANCE DEDUCTIONS AFTER RIDER TERMINATION DATE: We will not be liable for the cost of insurance deductions on this rider after it terminates except to return them.

INCORPORATION OF POLICY PROVISIONS INTO RIDER: The provisions of the policy are hereby referred to and made a part of this rider unless otherwise specified in this rider.



                                        AMERITAS VARIABLE LIFE INSURANCE COMPANY



   /s/ Norman Krivosha                         /s/ Kenneth C. Louis


        Secretary                                     President

NOTICE: AS OF THE EFFECTIVE DATE OF THIS RIDER, IT IS UNCERTAIN WHAT EFFECT THE RECEIPT OF BENEFITS UNDER THIS RIDER WILL HAVE ON YOUR TAX STATUS. PLEASE CONSULT YOUR PERSONAL TAX ADVISOR PRIOR TO REQUESTING SUCH BENEFITS.

                            ACCELERATED BENEFIT RIDER
                              FOR TERMINAL ILLNESS

CONSIDERATION

This rider is attached to and made a part of your policy and is issued in consideration of the application. A copy of the application is attached to the policy.

PREMIUMS

There are no additional premiums or cost of insurance deductions for this rider.

BENEFITS

We will pay an accelerated benefit to you if the Applicant is terminally ill, subject to the provisions of this rider. This amount will be paid as a lump sum. Payments other than as a lump sum may be made at your request, subject to our approval.

DEFINITIONS

APPLICANT: The Applicant is the person who is terminally ill. The Applicant may be the insured under the base policy or may be an insured who has coverage under a rider attached to the base policy.

EFFECTIVE DATE: The effective date of coverage under this rider will be as follows:

1. The policy date will be the effective date for all coverage provided in the original application.

2. For any rider issued after the policy date, the effective date will be the date shown on a supplement to the schedule pages.

ELIGIBLE COVERAGES:  Eligible Coverages under this rider will be as follows:

1. When the Applicant is the base insured, Eligible Coverages will be the base policy and any life insurance riders attached to the policy which provide coverage on the base insured.

2. When the Applicant is other than the base insured, Eligible Coverages will be the rider which is providing coverage.

Eligible Coverages will be determined as of the date we receive satisfactory proof of terminal illness at the Home Office. Coverage will only be considered eligible when it is outside its two year contestable period and has more than two years until its maturity or final expiration date. Eligible Coverages will also not include any possible future coverages provided by an optional purchase or guaranteed insurability rider.

ELIGIBLE AMOUNT: Eligible Amount is that portion of the current specified amount of the base policy considered "eligible" under Eligible Coverages. For any Eligible Coverages which are provided by life insurance riders, the Eligible Amount will be the lowest scheduled death benefit within two years after satisfactory proof of terminal illness is received at the Home Office.

MAXIMUM ACCELERATED BENEFIT: For each Applicant, the maximum benefit is 50% of the Eligible Amount for each Applicant, less an amount up to two guideline level premiums for the base policy and any riders. This maximum benefit is subject to the limitations described in the Total Accelerated Benefit provision.

TERMINAL ILLNESS: A non-correctable medical condition that, with a reasonable degree of medical certainty, will result in the death of the Applicant in less than 12 months from the date of the physician's statement and that was first diagnosed while the policy was in force.

"YOU" AND "YOUR" refer to the owner of the policy to which this rider is attached. The Owner may also be the Applicant.

"WE", "US" OR "OUR" refer to Ameritas Variable Life Insurance Company. Our Home Office is 5900 "O" Street, Lincoln, Nebraska 68510.


SATISFACTORY PROOF OF TERMINAL ILLNESS

Before payment of any accelerated benefit, we will require you to provide us with proof, satisfactory to us, that the Applicant has a terminal illness.
Satisfactory proof will include a properly completed claim form and a written statement from a duly licensed physician who is licensed in the United States and who is not yourself or the Applicant, nor related to either the Applicant or yourself. We reserve the right to obtain a second medical opinion at our expense.

EFFECT ON YOUR POLICY

The accelerated benefit first will be used to repay any outstanding policy loans and unpaid loan interest. The accelerated benefit will be treated as a lien against your policy values.

Death proceeds which are payable on the death of the Applicant will be reduced by the amount of the lien and any policy loans, plus accrued interest.

After payment of the accelerated benefit, we will require that future premium allocations be made to the Fixed Account. If sufficient premium to keep the policy in force is not paid by the end of the grace period, premiums will be paid by an addition to the lien for up to two years from the date we receive satisfactory proof of terminal illness. After this two year period, you are required to pay premiums when due to keep the policy in force. If the policy lapses, the lien, any policy loans, and accrued interest will be deducted from any cash values.

Your access to the cash surrender value of your policy and to the cash surrender value of any riders through policy loans, partial withdrawals, if permitted, or full surrender is limited to any excess of the cash surrender value over the lien including any accrued interest.


INTEREST

We will charge interest on the amount of the lien. The interest accrues daily at the same interest rate as the policy's loan interest rate. If a loan provision is not included in the policy, interest accrues daily at an effective annual interest rate of 8%.

Accrued interest will be added to the lien on the policy anniversary. Interest does not continue to accrue on the lien when the lien and any policy loans, plus accrued interest, equals the death benefit (prior to the deduction of the lien, policy loans and accrued interest) of the policy and any riders.


CONDITIONS

The payment of any accelerated benefit is subject to the following conditions:

1.     Any  Eligible  Coverages  must  be  in   force  on   the  date we receive
       satisfactory proof of terminal illness.

2.     Any  cash  surrender  value,   without  considering  the  effect  of  any
       outstanding policy loans, must be less than the maximum accelerated benefit.

3. We will not make payment of any accelerated benefit if that payment would be less than $4,000.

4.     The  release  of  any collateral assignees, the release of all parties to
       any "split dollar" agreements  and  the   approval  of   any  irrevocable
       beneficiaries is required.

5.     The policy must be collaterally assigned to us for an amount equal to the
       lien  and  accrued  interest.   No  changes  to  the policy are permitted
       without our consent.

6. This rider allows for the accelerated payment of death benefit proceeds, which would otherwise be payable to your beneficiary. This is not meant to cause you to involuntarily be required to access and exhaust these benefits. Therefore, you are not eligible for this benefit:

       a. If you are required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

       b. If you are required by a government agency to use this benefit in order to apply for, obtain, or otherwise keep a government benefit or entitlement.


ADDITIONAL BENEFIT

If the maximum accelerated benefit for each Applicant is not paid initially and it has been less than 12 months from the date we receive satisfactory proof of terminal illness, an additional accelerated benefit may be paid up to the difference, but for not less than $4,000. We may require additional satisfactory proof of terminal illness at this time.


TOTAL ACCELERATED BENEFIT

The total amount we will pay as an accelerated benefit will not exceed $250,000 due to the terminal illness of any one Applicant even if there is more than one policy with us or one of our affiliates which provides coverage on the Applicant.

ADMINISTRATIVE CHARGE

We may charge a one-time administrative charge which will be deducted from the accelerated benefit. This charge will not exceed $50.


GENERAL PROVISIONS

INCONTESTABILITY: The validity of this rider cannot be contested after it has been in force while the Applicant is alive for a period of two years from the effective date of the rider.

REINSTATEMENT: This rider may be reinstated with the policy. It will be reinstated if you meet the requirements for policy reinstatement. If you have received benefits under this rider, the lien with accrued interest may be paid or it will be reinstated as if the policy had never terminated.

TERMINATION OF RIDER: This rider will automatically terminate on the earliest of these conditions:

1.     On surrender of this rider to us; or

2.     On termination of the policy to which this rider is attached.

NONPARTICIPATING:  This rider is nonparticipating.

INCORPORATION OF POLICY PROVISIONS INTO RIDER: The provisions of the policy are hereby referred to and made a part of this rider unless otherwise specified in this rider.


                                       AMERITAS VARIABLE LIFE INSURANCE COMPANY


/s/ Norman M. Krivosha                         /s/  Kenneth C. Louis

        Secretary                                       President



TIR 45 Rev. 12-90

                         TERM RIDER FOR COVERED INSURED


CONSIDERATION

This rider is issued in consideration of the application and the payment of its cost of insurance. A copy of the application is attached to the policy. The cost of insurance for this rider is deducted from the accumulation value at the same time and in the same manner as the cost of insurance for the policy.


DEFINITIONS

BENEFICIARY: The term "beneficiary" in this rider means only the beneficiary for the benefit payable at the Covered Insured's death. The term "beneficiary" in other provisions of the policy means only the beneficiary for the benefits payable at the Insured's death.

You will be the beneficiary for the benefit payable at the Covered Insured's death, unless another beneficiary has been named and is living at the Covered Insured's death.

While the Covered Insured is living, you may change the beneficiary by written request in a form satisfactory to us. The change will take effect on the date we record it in the Home Office.

COVERED INSURED: Covered Insured means each person so named in an application or supplemental application, if approved by us, and shown on the Schedule Pages.

EFFECTIVE DATE: The effective date of coverage under this rider shall be as follows:

1. The policy date shall be the effective date for all coverage provided in the original application.

2. For any rider issued after the policy date or for any coverage on another Covered Insured, the effective date shall be the date shown on a supplement to the schedule pages.

3. For any insurance that has been reinstated, the effective date shall be the monthly activity date that falls on or next follows the date we approve the reinstatement.

EXPIRATION DATE: This date is also shown in the schedule pages. It is the date on which this rider is no longer effective.

RIDER CONVERSION OPTION EXPIRATION DATE: The date ten years from the rider effective date for each Covered Insured.

RIDER SPECIFIED AMOUNT OF INSURANCE: The rider specified amount of insurance for a Covered Insured is shown for that Covered Insured on the schedule pages.


BENEFITS

We agree to pay the rider specified amount of insurance to the beneficiary upon receipt of due proof of the death of any Covered Insured. Death must occur while this rider is in force with respect to the Covered Insured. Payment is subject to the provisions of the policy and this rider.


COST OF INSURANCE

The annual cost of insurance for each Covered Insured upon renewal for this rider will be the rate per thousand at the attained age of that Covered Insured multiplied by the rider specified amount of insurance in thousands. The Maximum Guaranteed Cost of Insurance Rates per $1000 is attached. We have the option of charging less than the maximum. Each year, the current annual cost of insurance rates will be declared for the next policy year. If the rider for any Covered Insured was issued with a rating, renewal premiums computed on a consistent basis will be charged on the renewed rider. The rating factor is shown in the schedule pages for each Covered Insured.


CONVERSION OF THIS RIDER

While the policy and this rider are in force, you may convert it for a permanent policy on the life of the Covered Insured. You may do this at any time during the first 10 years from the rider effective date for that Covered Insured. Evidence of insurability will not be required, except for additional benefits.

If the policy terminates prior to the rider conversion option expiration date due to the death of the insured under the basic policy, the Covered Insured may still convert within 60 days of the date of death.

The new policy will have a specified amount of insurance no more than the rider specified amount of insurance in effect on the date of conversion for that Covered Insured.

The policy date of the new policy will be date of conversion. The new policy will be subject to our then current rules as to the amount and the kind of policy issued and premiums charged. If this rider was issued with extra premiums for the Covered Insured on whom coverage is being converted, extra premiums will be charged on the new policy. Any restrictions found in this rider will also be found in the new policy.

Application must be made and the first premium for the new policy paid to us before this rider terminates for the Covered Insured on whom coverage is being converted. In addition, the Covered Insured on whom coverage is being converted must be alive on the policy date of the new policy.

TERMINATION OF RIDER: This rider will automatically terminate for each Covered Insured on the earliest of these conditions:

1.    On the expiration date of this rider for each Covered Insured;

2. On the monthly activity date on or next following the date we receive your written request;

3.    On surrender of this rider to us;

4.    On termination of this policy; or

5.    On the policy maturity date.

GENERAL PROVISIONS

REINSTATEMENT: This rider may be reinstated with the policy if no more than 3 years have passed since the date of termination. Reinstatement must occur before the expiration date of this rider. The requirements for reinstatement are:

1. Receipt by us of evidence of insurability of the Covered Insured for whom coverage is being reinstated. This evidence must be satisfactory to us.

2. Payment of the minimum cost of insurance sufficient to keep the rider in force for 3 months.

SUICIDE: If any Covered Insured commits suicide, while sane or insane within 2 years from the effective date of this rider or any reinstatement of this rider with respect to that Covered Insured, the total liability shall be the cost of insurance for that Covered Insured.

INCONTESTABILITY: While a Covered Insured is alive, the validity of this rider cannot be contested for that Covered Insured after it has been in force for a period of 2 years from the rider effective date for that Covered Insured.

COST OF INSURANCE DEDUCTIONS AFTER RIDER EXPIRATION DATE: We will not be liable for the cost of insurance deductions on this rider for any Covered Insured after it terminates except to return them.

INCORPORATION OF POLICY PROVISIONS INTO RIDER: The Provisions of the policy are hereby referred to and made a part of this rider unless otherwise specified in this rider.

This rider has no cash or loan value.

NONPARTICIPATING:  This rider is nonparticipating.



                                       AMERITAS VARIABLE LIFE INSURANCE COMPANY



/s/ Norman M. Krivosha                        /s/ Kenneth C. Louis

        Secretary                                     President

                   MAXIMUM GUARANTEED COST OF INSURANCE RATES
                        PER $1000 APPLICABLE UPON RENEWAL


           MALE RATES            FEMALE RATES                           MALE RATES                FEMALE RATES
Ages   Non-Smoker  Smoker      Non-Smoker  Smoker         Ages    Non-Smoker     Smoker     Non-Smoker     Smoker
---------------------------------------------------------------------------------------------------------------------------
 0                  4.18                     2.89          35         2.42        4.10         2.35         2.76
 1                  2.52                     2.20          36         2.45        4.15         2.36         2.81
 2                  2.52                     2.20          37         2.58        4.19         2.41         2.86
 3                  2.52                     2.20          38         2.75        4.22         2.48         2.94
 4                  2.52                     2.20          39         2.93        4.48         2.57         3.02

 5                  2.52                     2.20          40         3.13        4.76         2.66         3.13
 6                  2.52                     2.20          41         3.34        5.09         2.78         3.33
 7                  2.52                     2.20          42         3.55        5.45         2.93         3.64
 8                  2.52                     2.20          43         3.79        5.83         3.13         3.96
 9                  2.52                     2.20          44         4.03        6.22         3.37         4.28

10                  2.52                     2.20          45         4.27        6.60         3.64         4.61
11                  2.52                     2.20          46         4.54        7.15         3.91         4.95
12                  2.52                     2.20          47         4.81        7.78         4.20         5.31
13                  2.52                     2.20          48         5.10        8.45         4.50         5.68
14                  2.52                     2.20          49         5.40        9.12         4.81         6.08

15                  2.52                     2.20          50         5.72        9.88         5.15         6.54
16                  2.50                     2.22          51         6.13       10.75         5.33         7.00
17                  2.46                     2.23          52         6.56       11.72         5.71         7.52
18                  2.42                     2.26          53         7.01       12.72         6.12         8.13
19                  2.39                     2.27          54         7.49       13.80         6.54         8.75

20       2.36       3.90          2.28       2.62          55         8.04       15.14         7.30         9.40
21       2.36       3.90          2.28       2.62          56         8.65       16.59         7.78        10.05
22       2.36       3.90          2.28       2.62          57         9.49       18.09         8.28        10.67
23       2.36       3.90          2.28       2.62          58        10.42       19.69         8.82        11.25
24       2.36       3.90          2.28       2.62          59        11.47       21.35        10.30        11.85

25       2.36       3.90          2.28       2.62          60        12.64       23.19        10.87        12.51
26       2.36       3.90          2.28       2.62          61        13.94       25.26        11.47        13.36
27       2.36       3.90          2.28       2.62          62        15.42       27.59        12.13        14.39
28       2.36       3.90          2.28       2.62          63        17.11       30.23        12.97        15.78
29       2.36       3.90          2.28       2.62          64        19.02       33.14        13.81        17.33

30       2.36       3.90          2.28       2.62          65        21.13       36.29        14.84        19.07
31       2.36       3.95          2.28       2.63          66        23.40       39.57        16.08        20.79
32       2.38       4.00          2.29       2.65          67        25.86       43.01        17.64        22.58
33       2.39       4.03          2.32       2.69          68        28.50       46.55        19.44        24.20
34       2.41       4.07          2.34       2.72          69        31.38       50.32        21.43        26.02

CI 45

                                   AMERITAS VARIABLE LIFE INSURANCE COMPANY LOGO






                          GUARANTEED INSURABILITY RIDER

CONSIDERATION

This rider is issued in consideration of the application and payment of its cost of insurance. A copy of the application is attached to the policy. The cost of insurance for this rider is deducted from the accumulation value at the same time and in the same manner as the cost of insurance for the policy.

BENEFITS

You may buy additional insurance on the life of the Insured by increasing the specified amount of insurance of the policy, subject to the provisions below. Evidence of insurability is not required. The amount of the increase is equal to the election amount. The policy and this rider must be in force and all due premiums must have been paid during the option period before an option can be effective.

DEFINITIONS

ELECTION AMOUNT: The election amount is the amount of the additional insurance which is issued as an increase in the specified amount of insurance of the policy. You must choose the election amount at the time this rider is issued. The election amount you have chosen and the regular option dates are shown on the schedule pages.

REGULAR OPTION DATES: The regular option dates are the policy anniversaries on which the Insured's age at nearest birthday is 25, 28, 31, 34, 37 and 40.

ALTERNATE OPTION DATES: You may also choose an alternate option date in lieu of a regular option date after:

1. the first marriage of the Insured after the effective date of this rider; or

2. the birth of a child born of a marriage of the Insured, or for which the Insured is legally responsible; or

3.     the legal adoption of a child by the Insured.

Only one alternate option date may be chosen between the effective date of the rider and the first regular option date and between each pair of successive regular option dates.

Election of an alternative option will replace the next regular option date. Therefore, the next regular option cannot be elected.

OPTION PERIOD: The option period is the time during which you may choose to elect an option. For a regular option date, the option period is the 31 day period on either side of such date. For an alternate option date, the option period is the 60 days immediately after such date.

EFFECTIVE DATE: The effective date of coverage under this rider shall be as follows:

1. The policy date shall be the effective date for all coverage provided in the original application.

2. For any insurance that has been reinstated, the effective date shall be the monthly activity date that falls on or next follows the date we approve the reinstatement.

EXPIRATION DATE: This date is shown on the schedule page. It is the date on which this rider is no longer effective.

CONDITIONS

Options elected under this rider are subject to the following conditions:

1. The increased specified amount will be subject to any ratings and restrictions under the policy.

2. If any rider which provides total and permanent disability benefits is attached to the policy, the disability benefits may be increased to cover the increased specified amount without evidence of insurability. No other riders may be added without satisfactory evidence of insurability.

3. If an option is effective while disability benefits are currently being provided by a rider, the disability benefit will be increased. This increase in disability benefits will reflect any necessary higher minimum premium requirements for the policy as if the increased insurance were issued as a separate policy at the attained age of the Insured.

4. If a regular option is chosen, the effective date of the increased specified amount will be the later of the regular option date or the effective date of the election. If an alternate option is chosen, the effective date will be the effective date of the election.

5. The election of an option will be effective when any required premium is paid and written application signed by both you and the Insured is made to us during an option period.

6.       The Insured must be alive on the effective date.

7. The increase in specified amount will be treated in the same manner as an increase granted under the terms of the policy to which this rider is attached, except that the require ment of evidence of insurability will be waived. Please see the Death Benefit provision in the policy for more information.

GENERAL PROVISIONS

REINSTATEMENT: Coverage under this rider may be reinstated with the policy if no more than 3 years have passed since the beginning of the policy grace period. Reinstatement must occur before the expiration date of this rider. Such reinstatement may occur any time before the last regular option date. The requirements for reinstatement are:

1.     Receipt by us of satisfactory evidence of insurability for the Insured.

2. Payment of the minimum cost of insurance sufficient to keep the rider in force for 3 months.

RIDER TERMINATION DATE: This rider will terminate on the earliest of these conditions:


1. The expiration date of this rider which is the policy anniversary nearest the Insured's 40th birthday.

2.     The effective date of an alternate option if between ages 37 and 40.

3.     The surrender of this rider to us.

4. On the monthly activity date on or next following the date we receive written request from you.

5.     The termination of the policy.

NONPARTICIPATING:  This rider is nonparticipating.

COST OF  INSURANCE  DEDUCTIONS  AFTER RIDER   TERMINATION  DATE:  We will not be
liable for the cost of insurance deductions on this rider after it terminates except to return them.

INCORPORATION OF POLICY PROVISIONS INTO RIDER: The provisions of the policy are hereby referred to and made a part of this rider unless otherwise specified in this rider.


                                       AMERITAS VARIABLE LIFE INSURANCE COMPANY


/s/ Norman M. Krivosha                        /s/  Kenneth C. Louis

       Secretary                                      President